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                                                                      Exhibit 10

[VPKK LETTERHEAD]


                                       March 18, 1997


Horace Mann Mutual Funds
One Horace Mann Plaza
Springfield, Illinois 62715

Board of Trustees:


     Reference is made to the Post-Effective Amendment No. 1 to Registrant's Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Horace Mann Mutual Funds (the "Fund") in connection with the proposed public offering of an indefinite number of units of beneficial interest, no par value ("Shares"), in four newly authorized series: Growth Fund, Income Fund, Balanced Fund and Short-Term Investment Fund (the "Portfolios").

     We have acted as counsel for the Fund since its inception and in such capacity have assisted in supervising its organization and have counseled the Fund regarding subsequent legal matters.

     Based upon the foregoing, we advise you and opine that (a) the Fund is a legally organized and validly existing business trust under the laws of the State of Delaware (commonly known as a Delaware business trust) which, unless terminated as provided in its Declaration of Trust, shall continue in existence without limitation of time; and (b) the Fund is authorized to issue an unlimited number of Shares of the Portfolios and upon the issue of any thereof for cash at net asset value and receipt by the Fund of the authorized consideration therefor, the Shares of the Portfolios so issued will be validly issued, fully paid, and nonassessable by the Fund.

     We hereby consent to the use of this opinion in connection with said Post-Effective Amendment No. 1 to Registrant's Registration Statement relating to said Shares and to the listing of our name as legal counsel therein.


                                       Very truly yours,

                                       /s/ Vedder, Price, Kaufman & Kammholz
                                       -------------------------------------
                                           VEDDER, PRICE, KAUFMAN & KAMMHOLZ